UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 11, 2015

Code Rebel Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-37377	46-4825060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Ho’okele Street, Suite 102, Kahului, HI		96732
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (808) 871-6496

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Underwriting Agreement

On May 11, 2015, Code Rebel Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Burnham Securities Inc. as underwriter (the “Underwriter”), relating to an initial public offering for the issuance and sale, on a best efforts basis, of a minimum of 1,000,000 shares and a maximum of 2,000,000 shares (the “Shares”) of the Company’s common stock (“Common Stock”).  The price to the public in the initial public offering is $5.00 per share.  The Company expects the net proceeds from the sale of the Shares, assuming it sells a minimum of 1,000,000 Shares, will be approximately $4,400,000 and, assuming it sells all 2,000,000 Shares, will be approximately $8,950,000, after deducting the underwriting commissions and estimated offering expenses payable by the Company.  The expenses include the payment of a $100,000 advisory fee to the Underwriter and reimbursement of expenses, including fees and expenses of its counsel, incurred by the Underwriter in connection with the offering in an amount not to exceed $100,000, if the offering is completed and a minimum of $5,000,000 in gross proceeds is received by the Company.  The Company will have an initial closing at such time as 1,000,000 Shares are sold in the offering, subject to customary closing conditions contained in the Underwriting Agreement, and the offering will continue until the earlier of the sale of all 2,000,000 Shares or July 10, 2015.

The offering is being made pursuant to the prospectus dated May 11, 2015, contained in our registration statement on Form S-1 (Registration No. 333-203089) (the “Registration Statement”).

In connection with the offering, the Company will issue to the Underwriter a warrant (the “Underwriter’s Warrant”) to purchase up to 80,000 shares of Common Stock, at an exercise price of approximately $5.00 per share, as part of the Underwriter’s compensation.  The Underwriter’s Warrant will become exercisable on the date that is 180 days after the effective date of the offering, until the date that is five years after the effective date of the offering.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.  The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.  Subject to certain exceptions, the Company also agreed to not sell or transfer any Common Stock of the Company for 180 days after May 11, 2015, without first obtaining the consent of the Underwriter.

Copies of the Underwriting Agreement and the Underwriter’s Warrant are attached as Exhibits 1.1 and 4.1, respectively, to this report and are incorporated herein by reference, and the foregoing descriptions of the Underwriting Agreement and the Underwriter’s Warrant are qualified in their entirety by reference to the full texts of such exhibits.

Escrow Agreement

On May 4, 2015, the Company entered into an escrow deposit agreement (the “Escrow Agreement”) with the Underwriter and Signature Bank.  A copy of the Escrow Agreement was filed on May 5, 2015, with the U.S. Securities and Exchange Commission with Amendment No. 2 to the Company’s Registration Statement as Exhibit 10.7.

Pursuant to the Escrow Agreement, the gross proceeds of the offering will be deposited at Signature Bank, New York, New York, in an escrow account established by the Company. The funds will be held in escrow until the Company receives a minimum of $5,000,000 and otherwise satisfies the listing conditions to trade its Common Stock on the Nasdaq Capital Market, at which time the initial closing with respect to the offering will be consummated and the related funds will be released to the Company.  Any proceeds received by the Company from the sale of shares subsequent to the initial closing and following the satisfaction of the Nasdaq listing requirements will be available to the Company immediately upon the closing of the sale of such shares.  If the Company does not receive the minimum amount of $5,000,000 by July 10, 2015 (60 days after the date of the prospectus), all funds will be returned to purchasers in the offering on the next business day after the offering’s termination, without charge, deduction or interest.  Prior to July 10, 2015, in no event will funds be returned to the purchasers in the offering.  Such purchasers will only be entitled to receive a refund of their subscription if the Company does not raise a minimum of $5,000,000 and satisfy the Nasdaq listing conditions by July 10, 2015.

On May 13, 2015, the Company, the Underwriter and Signature Bank entered into Amendment No. 1 to the Escrow Agreement to include language confirming that purchasers of the Company’s Shares are to make payment for the Shares they purchase by (i) delivering to the escrow agent, Signature Bank, at 261 Madison Avenue, New York, New York 10016, checks made payable to the order of “Signature Bank, as Escrow Agent for Code Rebel Corporation,” or (ii) wire transfer to Signature Bank, ABA No. 026013576, 261 Madison Avenue, New York, New York 10016, for credit to Signature Bank, as Escrow Agent for Code Rebel Corporation, Account No. 1502549061.  All checks received by the Underwriter will be delivered to Signature Bank for deposit into the escrow account not later than 12:00 p.m. on the business day immediately following receipt.  A copy of Amendment No. 1 to the Escrow Agreement is attached as Exhibit 10.1 and is incorporated by reference herein.  The foregoing descriptions of the Escrow Agreement and Amendment No. 1 thereto are qualified in their entirety by reference to the full texts of such exhibits.

Item 9.01.	Exhibits.

1.1	Underwriting Agreement, dated May 11, 2015.

4.1	Form of Common Stock Purchase Warrant (included in Exhibit 1.1).

10.1	Amendment No. 1 to Escrow Deposit Agreement, dated May 13, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2015	CODE REBEL CORPORATION

	By:	/s/ Arben Kryeziu
		Name:	Arben Kryeziu
		Title:	Chairman and Chief Executive Officer